Exhibit 99.1

Novell Completes Merger with Attachmate and

Patent Sale to CPTN Holdings LLC

WALTHAM, MA. – April 27, 2011 – Novell, Inc. (NASDAQ: NOVL), the leader in intelligent workload management, today announced that it has completed its previously announced merger, whereby Attachmate Corporation acquired Novell for $6.10 per share in cash. Novell is now a wholly owned subsidiary of The Attachmate Group, the parent company of Attachmate Corporation.

Novell also announced that immediately prior to the completion of its merger with Attachmate Corporation, it had completed its previously announced sale of certain identified issued patents and patent applications to CPTN Holdings LLC for $450 million in cash.

As a result of the merger, Novell’s common stock will cease trading on The NASDAQ Global Select Market at the close of business on April 27, 2011, and Novell expects to deregister and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended.

BNY Mellon Shareowner Services has been appointed to serve as the agent for payment of the merger consideration to Novell’s stockholders, and will promptly mail to stockholders of record instructions on how to surrender their stock certificates and receive payment for their shares. If a stockholder’s shares are held by a broker, bank or other nominee and is not promptly provided by them with instructions on how to receive payment for the shares, the stockholder should contact them directly for such instructions.

About Novell

Novell, Inc., a leader in intelligent workload management, helps organizations securely deliver and manage computing services across physical, virtual and cloud computing environments. We help customers reduce the cost, complexity, and risk associated with their IT systems through our solutions for identity and security, systems management, collaboration and Linux-based operating platforms. With our infrastructure software and ecosystem of partnerships, Novell integrates mixed IT environments, allowing people and technology to work as one. For more information, visit www.novell.com.

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Press Contact	Investor Contact
Ian Bruce	Robert Kain
Novell, Inc.	Novell, Inc.
Phone: (508) 574-2016	Phone: (800) 317-3195
E-Mail: ibruce@novell.com	E-Mail: rkain@novell.com